UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AmSouth Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 11, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AmSouth Bancorporation scheduled for 11:00 A.M., C.D.T., on Thursday, April 17, 2003 at the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, in Birmingham, Alabama. The matters scheduled for consideration at the meeting are described in the attached Notice of Meeting of Shareholders and Proxy Statement.

Your vote is important to us, no matter how many shares you own. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Check your proxy card forwarded by AmSouth or your broker or other holder of record to see the voting options available to you. If you do attend the Annual Meeting and desire to vote in person, you may do so even though you have previously voted your proxy.

Also enclosed is AmSouth’s 2002 Annual Report to Shareholders which contains additional information about AmSouth, including our letter to shareholders and a detailed discussion of our financial performance during the past year. We believe that this information will be useful and informative regarding the current status of your company.

Sincerely,

C. Dowd Ritter

Chairman, President and Chief

Executive Officer

Post Office Box 11007

Birmingham, Alabama 35288

NOTICE OF MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 17, 2003

TO THE HOLDERS OF SHARES OF COMMON STOCK:

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the regular Annual Meeting of Shareholders of AMSOUTH BANCORPORATION will be held in the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, in Birmingham, Alabama, on Thursday, April 17, 2003 at 11:00 A.M., C.D.T., for the purpose of considering and voting upon the following matters:

1.	An AmSouth proposal to elect four directors of Class III to serve for a term of three years until the Annual Meeting of Shareholders in 2006 or until their successors are elected and qualify.

2.	A Shareholder Proposal set forth in the Proxy Statement.

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

Only those shareholders of record at the close of business on February 18, 2003 shall be entitled to receive notice of the meeting and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

March 11, 2003

Stephen A. Yoder

Secretary

YOUR VOTE IS IMPORTANT

You	can vote one of three ways:

(a)	Via the Internet: Visit the web site listed on your proxy card to vote via the Internet.

(b)	By Telephone: Call the toll-free number listed on your proxy card to vote by phone.

(c)	By Mail: Mark, sign, date and mail your proxy card in the enclosed postage-paid envelope.

PROXY STATEMENT

DATED MARCH 11, 2003

AmSouth Bancorporation

P.O. Box 11007, Birmingham, Alabama 35288

For Annual Meeting of Shareholders

To be Held on April 17, 2003

GENERAL

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of AmSouth Bancorporation (AmSouth or the Corporation or the Company) for the 2003 Annual Meeting of Shareholders to be held on April 17, 2003 and any adjournment or adjournments thereof.

We are mailing this Proxy Statement, together with a form of proxy and voting instruction card (proxy card) and the Company’s annual report for the year ended December 31, 2002, or otherwise making them available through electronic delivery, starting on or about March 17, 2003, to shareholders entitled to vote at the meeting.

Shareholders Entitled to Vote at the Meeting

If you are a registered shareholder at the close of business on the record date, February 18, 2003, you are entitled to receive this notice and to vote at the meeting. There were 353,546,351 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of AmSouth common stock you own.

Electronic Access to Proxy Materials and Annual Report

Shareholders can elect to view future AmSouth Bancorporation proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save AmSouth the cost of producing and mailing these documents. If you already have internet access, there will be no additional charge for you to have electronic access via the internet to our proxy materials and annual report.

If you are a registered shareholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote over the Internet. If you hold your AmSouth stock in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Shareholders who choose to view future proxy statements and annual reports over the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view AmSouth’s future annual reports and proxy statements electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future shareholders’ meetings unless you cancel it. To cancel, registered shareholders should access https://www.icsdelivery.com/aso and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy card. If you hold your AmSouth stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-326-4801.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (SEC) has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address. In accordance with that rule, AmSouth began householding all annual reports and proxy and information statements effective June 1, 2001.

If you are a new registered shareholder since the record date for our 2002 Annual Meeting and you choose not to have your annual reports and proxy and information statements sent to a single household address as described above, you must opt-out by marking the designated box on the enclosed proxy card. If you are a registered shareholder and if you choose to opt-out of the householding program at a future date, please write to Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-326-4801 or 1-800-542-1061 and we will cease householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

If you own your AmSouth stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. If you own your shares in record name, you may cast your vote one of three ways:

•	Vote by Internet: You can choose to vote your shares at any time over the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offers access to the World Wide Web. If you already have Internet access, there will be no additional charge for you to have electronic access via the Internet to our proxy materials and annual report. AmSouth does not charge any separate fees for access to its web site. If you vote via the Internet, you do not need to return your proxy card.

•	Vote By Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Shareholders who hold their shares beneficially in street name through a nominee (such as a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	Properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	Voting by ballot at the meeting; or

•	Sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of AmSouth at the address shown on the cover of this proxy statement.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the Annual Meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $8,500 plus the reimbursement of any out-of-pocket expenses incurred. It is possible that Morrow & Co. may be paid additional fees depending upon the services rendered.

In accordance with the SEC and the New York Stock Exchange rules, AmSouth will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of AmSouth common stock.

Other Matters

The Board of Directors does not know of any matters that may be brought before the Annual Meeting other than as listed in the Notice of Meeting. If any other matters are properly introduced at the Annual Meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed Proxy will vote on such matters in accordance with their discretion.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of the four nominees as directors (see pages 6-8); and

•	AGAINST the shareholder proposal (see pages 24-26).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Shares of common stock, $1.00 par value per share, are the only authorized securities of AmSouth entitled to vote, and each outstanding share is entitled to one vote. Only holders of record of common stock at the close of business on February 18, 2003 will be entitled to vote at the Annual Meeting. AmSouth is currently authorized to issue up to seven hundred and fifty million (750,000,000) shares of such common stock. As of February 18, 2003, there were 353,546,351 shares of common stock of AmSouth issued, outstanding and entitled to vote.

Shareholders who are participants in AmSouth’s Dividend Reinvestment and Common Stock Purchase Plan (the DRP) and/or are AmSouth employees who participate in the AmSouth Stock Fund of the AmSouth Thrift Plan will find that the enclosed Proxy Card shows the total of the number of any shares held by them in their own names (but not in street name through a broker) as well as those shares, including fractions of shares, held on their behalf by the agent for the DRP and/or the trustee for the Thrift Plan.

Voting in one of the ways previously described will allow voting of all shares, including those held by the DRP agent and the trustee for the Thrift Plan. Except with respect to the election of directors, the trustee for the Thrift Plan may, in its discretion, under the terms of the Thrift Plan, vote shares for which no directions have been received.

STOCK OWNERSHIP

At December 31, 2002 no person was known to the management of AmSouth to be the beneficial owner of more than five percent of AmSouth’s outstanding common stock. The following table reflects the number of shares of AmSouth common stock (rounded to the nearest whole number) beneficially owned by (i) each director and nominee for director of AmSouth, (ii) the four most highly compensated executive officers who are not also directors (listed in the table under the heading Certain Executive Officers) and (iii) the directors, nominees and executive officers of AmSouth as a group.

All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to receive shares of AmSouth stock instead of cash when the deferred amounts are paid. Therefore, the ultimate value of the amounts deferred will be tied to the performance of AmSouth stock. As of February 18, 2003, the directors as a group held 99,327 shares of such deferred stock. Executive officers of AmSouth may make a similar election to defer receipt of bonuses and to receive shares of AmSouth stock when the deferred amounts are paid. Such stock, whether attributable to deferrals by directors or by executive officers, is hereinafter referred to as Deferred Stock.

	AmSouth Shares Beneficially Owned(1) As of February 18, 2003
Person, Group or Entity	Sole Power(2)		Shared Power(3)	Aggregate	Percent of Total Outstanding
DIRECTORS AND NOMINEES
J. Harold Chandler	56,072			56,072	*
James E. Dalton, Jr.	34,914			34,914	*
Earnest W. Deavenport, Jr.	58,208			58,208	*
Rodney C. Gilbert	52,993			52,993	*
Elmer B. Harris	36,948		25,439	62,387	*
Martha R. Ingram	83,950			83,950	*
Victoria B. Jackson	31,412		830	32,242	*
Ronald L. Kuehn, Jr.	53,603		240	53,843	*
James R. Malone	33,411		6,750	40,161	*
Charles D. McCrary	6,316			6,316	*
Claude B. Nielsen	39,174		3,536	42,710	*
C. Dowd Ritter	2,253,166	(4)	19,333	2,272,499	*
Cleophus Thomas, Jr.	7,223		2,577	9,800	*

CERTAIN EXECUTIVE OFFICERS
Sloan D. Gibson	799,677	(5)	32,969	832,646	*
W. Charles Mayer, III	536,581	(6)	13,601	550,182	*
Beth E. Mooney	302,369	(7)		302,369	*
E. W. Stephenson, Jr.	499,902	(8)	64,000	563,902	*
Directors, Nominees and Executive Officers as a group (consisting of 23 persons)	6,581,792	(9)	221,746	6,803,538	1.9%

*	Less than one percent

Notes

(1)	The number of shares reflected are shares which under applicable regulations of the SEC are deemed to be beneficially owned. Shares deemed to be beneficially owned under such regulations include shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is divided, where applicable, into two categories: shares as to which voting/investment power is held solely, and shares as to which voting/investment power is shared.

(2)

Unless otherwise indicated in the following notes, if a beneficial owner is shown as having sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power and shared investment power. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition. The amounts in this column include (a) shares of Deferred Stock held by the following directors in the amounts (rounded) shown: Chandler—14,446; Dalton—5,231; Deavenport—7,979; Gilbert—22,148; Harris—13,732; Ingram—3,515; Jackson—1,225; Kuehn—14,216; Malone—6,093; McCrary—2,516; Nielsen—7,655; and Thomas—571; and (b) stock options for 22,150 shares for each of directors Chandler, Dalton, Gilbert, Harris, Jackson, Kuehn, Malone, and Nielsen, stock options for 20,463 shares for directors Deavenport and Ingram and stock options for 3,600 shares for director McCrary. These are options that can be exercised within 60 days. Option information for director Ritter is in footnote (4). For directors and executive officers, shares of Deferred Stock are held under deferred compensation plans and have no voting rights. Some individuals are beneficial owners of shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan. The individual has sole voting power, but no direct power of disposition over the shares held in the Stock Fund, but can elect to move monies in and out of the Fund and/or change the amount of contributions, thereby affecting the individual’s balance in the Fund.

(3)	This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee or executive officer, as to all of which beneficial ownership is disclaimed by the respective director, nominee and executive officer.

(4)	Includes 1,383,456 shares which could be acquired within 60 days pursuant to stock options, 386,667 shares of restricted stock and 89,965 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(5)	Includes 517,093 shares which could be acquired within 60 days pursuant to stock options, 110,000 shares of restricted stock, 10,650 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 92,861 shares of Deferred Stock.

(6)	Includes 337,116 shares which could be acquired within 60 days pursuant to stock options, 75,000 shares of restricted stock and 10,705 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.

(7)	Includes 199,950 shares which could be acquired within 60 days pursuant to stock options, 85,000 shares of restricted stock, 698 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 11,185 shares of Deferred Stock.

(8)	Includes 328,760 shares that could be acquired within 60 days pursuant to stock options, 75,000 shares of restricted stock, 4,351 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 6,742 shares of Deferred Stock.

(9)	148,544 of these shares are held by the AmSouth Stock Fund of the AmSouth Thrift Plan, 1,006,667 of these shares are restricted stock, 3,895,070 of these shares could be acquired within 60 days pursuant to stock options and 211,955 are shares of Deferred Stock.

As of February 18, 2003, AmSouth held 64,338,942 shares of its common stock as Treasury shares.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

General

Under AmSouth’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, with the term of office of each class expiring in successive years. AmSouth’s Bylaws provide that the number of directors will be fixed from time to time by the vote of two-thirds of the directors then in office who have been elected by the shareholders. The current number of directors is 13. The terms of Class III Directors expire at this Annual Meeting. The terms of Class I and Class II Directors will expire in 2004 and 2005, respectively.

The Board of Directors is recommending the election to Class III of directors Martha R. Ingram, Ronald L. Kuehn, Jr., Charles D. McCrary and C. Dowd Ritter. Each of the Class III Directors elected at this Annual Meeting will serve three-year terms expiring at the 2006 Annual Meeting of Shareholders or until his or her respective successor is elected and qualified, except as provided in the Bylaws.

Proxies solicited by the Board of Directors will be voted for the election of the nominees named above, unless you withhold your vote. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. However, if any one of them should become unavailable, the Board of Directors may reduce the size of the board or designate a substitute. If the board designates a substitute nominee, shares represented by proxies will be voted for the substitute nominee.

The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow. However, effective at the Annual Meeting on April 17, 2003, Directors Dalton and Harris will retire in accordance with the retirement policies of the Board of Directors. The directorships shown are with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. Each of the directors of AmSouth is also a director of AmSouth Bank, a wholly-owned subsidiary of AmSouth.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING FOUR NOMINEES FOR ELECTION AS A DIRECTOR:

NOMINEES FOR TERMS EXPIRING IN 2006 (CLASS III)

Martha R. Ingram

Age: 67. Director since 1999

Chairman of the Board, 1995 to date, Ingram Industries Inc. (diversified businesses in marine transportation, book distributing and insurance)

Other Directorships: Ingram Micro, Inc.; Weyerhaeuser Company

Ronald L. Kuehn, Jr.

Age: 67. Director since 1986

Lead Director since October 2002 and Chairman of the Board, October 1999 through 2000, El Paso Corporation (diversified energy company); Chairman of the Board, President and Chief Executive Officer, April 1986 to October 1999, Sonat Inc. (diversified energy holding company)

Other Directorships: Dun & Bradstreet Corporation; El Paso Corporation; Praxair, Inc.; Transocean, Inc.

Charles D. McCrary

Age: 51. Director since 2001

President and Chief Executive Officer, October 2001 to date, President and Chief Operating Officer, April 2001 to October 2001, and Executive Vice President, April 1994 to March 1998, all of Alabama Power Company (public utility); President, June 1998 to April 2001, Southern Company Generation and Energy Marketing (and certain predecessor companies) (affiliate of public utility)

Other Directorships: Alabama Power Company

C. Dowd Ritter

Age: 55. Director since 1993

Chairman of the Board of AmSouth, September 1996 to October 1999 and January 2001 to date, and of AmSouth Bank, September 1996 to date; President and Chief Executive Officer, January 1996 to date, AmSouth and AmSouth Bank

Other Directorships: Alabama Power Company

DIRECTORS WHOSE TERMS EXPIRE IN 2004 (CLASS I)

Rodney C. Gilbert

Age: 63. Director since 1994

President and Chief Executive Officer, January 1999 to date, RCG Consulting, LLC (general business consultant); Chairman of the Board and Chief Executive Officer, March 1998 to October 1998, Enfinity Corporation (HVAC, energy and indoor environmental services)

Victoria B. Jackson

Age: 48. Director since 1997

President and Chief Executive Officer, June 2000 to date, Victoria Bellé, Inc. (design, manufacturing and marketing of specialty retail products); Consultant, February 1999 to February 2000, and President and Chief Executive Officer, 1977 to January 1999, DSS/ProDiesel, Inc. (a provider of diesel engine components)

Other Directorships: ArvinMeritor, Inc.; PepsiAmericas, Inc.

Claude B. Nielsen

Age: 52. Director since 1993

President and Chief Executive Officer, 1991 to date, Coca-Cola Bottling Company United, Inc. (soft drink bottler)

Other Directorships: Colonial Properties Trust

Cleophus Thomas, Jr.

Age: 46. Director since 2002

Chairman and Chief Executive Officer, January 2002 to date, A.G. Gaston Company (holding company of Booker T. Washington Insurance Company and subsidiaries). Between 1992 and 2002, held various positions, including Vice President, Senior Vice President and Senior Executive Vice President, of Booker T. Washington Insurance Company. Of Counsel, Adams and Reese/Lange Simpson since January 1998 (law firm)

Other Directorships: Protective Investment Company

DIRECTORS WHOSE TERMS EXPIRE IN 2005 (CLASS II)

J. Harold Chandler

Age: 53. Director since 1995

Chairman of the Board, President and Chief Executive Officer, November 1999 to date, and President and Chief Operating Officer, June 1999 to November 1999, UnumProvident Corporation (insurance company); Chairman of the Board, April 1996 to June 1999, and President and Chief Executive Officer, November 1993 to June 1999, Provident Companies, Inc. (insurance company)

Other Directorships: Herman Miller, Inc.; UnumProvident Corporation

James E. Dalton, Jr.

Age: 60. Director since 1998

President, Edinburgh Associates, 2001 to date (consulting company); President and Chief Executive Officer, 1990 to May 2001, Quorum Health Group, Inc. (hospital ownership and management company)

Other Directorships: US Oncology, Inc.; Universal Health Realty Income Trust; Select Medical Corporation; Triad Hospitals, Inc.; Genesis Health Ventures, Inc.

Earnest W. Deavenport, Jr.

Age: 64. Director since 1999

Chairman of the Board and Chief Executive Officer, 1994 through December 2001, Eastman Chemical Company (manufacturer of plastic, chemical and fiber products)

Other Directorships: Theragenics Corporation; King Pharmaceuticals, Inc.; Acuity Brands, Inc.

Elmer B. Harris

Age: 63. Director since 1989*

Chairman and Chief Executive Officer, January 2002 to date, Center for Public Policy (non-profit center dedicated to education of Alabama citizens on public policy issues); President and Chief Executive Officer, 1989 to May 2001, Chairman and Chief Executive Officer, May 2001 to October 2001 and Chairman of the Board, October 2001 to January 2002, all of Alabama Power Company (public utility)

*During part of 1995, Mr. Harris was a board member of a subsidiary bank but was not a member of the Board of AmSouth.

James R. Malone

Age: 60. Director since 1994

Chairman of the Board, 1996 to date, and Chief Executive Officer, 1997 to date, HMI Industries, Inc. (producer of cleaners for residential and commercial use and other industrial manufactured products); Managing Director and founding principal, 2000 to date, Bridge Associates LLC (financial and business restructuring and consulting firm)

Other Directorships: Ametek, Inc.; HMI Industries, Inc.

The Board of Directors

The full Board of Directors met seven times during 2002. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit and Community Responsibility; Executive Compensation; Director Affairs; Finance and Employee Benefits; Strategic Planning; and an Executive Committee.

Audit and Community Responsibility Committee

The Audit and Community Responsibility Committee (the Audit Committee) currently consists of Directors Claude B. Nielsen (Chairman), James E. Dalton, Jr., Martha R. Ingram, Victoria B. Jackson, Ronald L. Kuehn, Jr. and Cleophus Thomas, Jr. This committee is charged by the Board of Directors with several major functions, including to oversee the audit and examination of the financial condition of AmSouth and to consider and review AmSouth’s policies addressing various internal control matters. In performing these functions, the committee met four times during 2002.

Executive Compensation Committee

This committee is composed of Directors J. Harold Chandler (Chairman), Rodney C. Gilbert, Elmer B. Harris, Martha R. Ingram, James R. Malone and Claude B. Nielsen and met four times during 2002. The committee is charged with the oversight of AmSouth’s compensation plans for senior management.

Director Affairs Committee

This committee reviews potential nominees and recommends new directors. The members of the committee are Directors J. Harold Chandler, Earnest W. Deavenport, Jr., Victoria B. Jackson, Ronald L. Kuehn, Jr., Charles D. McCrary and Cleophus Thomas, Jr. The committee is also charged with reviewing the structure of the Board and its operation and recommending changes where appropriate. Procedures whereby individual shareholders can submit recommendations of persons to be considered for nomination as a director of AmSouth are described below in the “Miscellaneous Information” section of this Proxy Statement. The committee met four times during 2002.

Finance and Employee Benefits Committee

This committee is composed of Directors Elmer B. Harris (Chairman), James E. Dalton, Jr. and Earnest W. Deavenport, Jr. The committee approves financial and investment policies and oversees various aspects of AmSouth’s broad-based employee benefit plans. The committee met four times during 2002.

Strategic Planning Committee

This committee addresses the mission and strategic plans of AmSouth and significant issues and opportunities that affect that strategy. The committee also reviews AmSouth’s plans for succession and management development and the performance of the Chief Executive Officer. Director Kuehn is Chairman of this committee, which is composed of all directors other than Mr. Ritter. The committee periodically meets in executive session at which management is not present and members are free to raise any subject. The committee met twice during 2002.

Executive Committee

This committee has the power to exercise all of the authority of the Board of Directors, to the extent allowed by law, and is specifically given the authority, among other things, to declare dividends. The current members of the committee are Directors C. Dowd Ritter (Chairman), J. Harold Chandler, Elmer B. Harris, Ronald L. Kuehn, Jr., and Claude B. Nielsen. The committee did not meet during 2002.

Audit Committee Report

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent, as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on January 16, 2003, a copy of which is attached as Appendix A. The Audit Committee has also adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements, with management and Ernst & Young LLP, AmSouth’s independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. See the discussion under “Independent Public Accountants” on pages 26-27.

Based upon the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in AmSouth’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the SEC.

Submitted by the Audit Committee:

Claude B. Nielsen, Chairman

James E. Dalton, Jr.

Martha R. Ingram

Victoria B. Jackson

Ronald L. Kuehn, Jr.

Cleophus Thomas, Jr.

Director Attendance

During 2002, all incumbent directors of AmSouth attended at least 75 percent of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

Section 16(a) Beneficial Ownership Reporting Compliance

AmSouth is not aware of any instance during 2002 in which directors or executive officers of AmSouth failed to make timely filings required by Section 16(a) of the Securities Exchange Act of 1934 other than (i) Director Thomas inadvertently underreported 500 shares owned by his spouse on one Form 3 and one Form 4 and (ii) Director Ingram inadvertently failed to report on a timely basis six transactions that occurred on one day. AmSouth has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Certain Relationships, Related Transactions and Legal Proceedings

Certain directors and executive officers of AmSouth and AmSouth Bank, and certain associates and members of the immediate families of these individuals, were customers of, and had loan transactions with, AmSouth Bank in the ordinary course of business during 2002. In addition, certain of the foregoing are or have been executive officers or 10 percent or more shareholders in corporations, or members of partnerships, which are customers of AmSouth Bank and which have had loan transactions with AmSouth Bank in the ordinary course of business. In the opinion of the management of AmSouth, all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and corporations and did not involve more than the normal risk of collectibility or present other unfavorable features. Transactions of a similar nature will, in all probability, occur in the future in the ordinary course of business.

During 2002, director Cleophus Thomas, Jr. was of counsel to the law firm of Lange, Simpson, Robinson & Sommerville, which performed services for AmSouth. The amount paid to that firm for services to AmSouth in 2002 was less than $3,000.

Director James R. Malone is managing director and founding partner of Bridge Associates LLC, a financial and business restructuring and consulting firm, and has been associated with Bridge since its founding in 2000. Through his association with Bridge, Mr. Malone occasionally serves as an executive officer of companies that retain Bridge to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. AmSouth does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of this affiliation with Bridge, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of AmSouth. Mr. Malone also served as Chairman of the Board and Chief Executive Officer of Bliss Manufacturing Company (renamed Bliss Technologies Inc. after its sale in 1998), a former subsidiary of HMI Industries, Inc., from 1997 until March 1998. He served as Chairman of the Board of Bliss Technologies Inc. from March 1998 until February 1999. In January 2000, Bliss Technologies, Inc. filed a petition in the United States Bankruptcy Court in Detroit, Michigan under Chapter 11 of the Bankruptcy Act.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides summary information concerning compensation paid by AmSouth and its subsidiaries to its Chief Executive Officer and each of the four other most highly compensated executive officers of AmSouth at December 31, 2002 (hereinafter referred to as the named executive officers), for the fiscal years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation ($)(1)		Restricted Stock Award(s) ($)(2)		Securities Underlying Options (#)	LTIP Payouts($)		All Other Compensation($)
C. Dowd Ritter Chairman, President & Chief Executive Officer, AmSouth & AmSouth Bank	2002 2001 2000	$ $ $	983,000 945,000 900,000	$ $ $	2,713,100 1,814,400 810,000	$ $ $	221,469 163,191 2,696,166	$ $ $	0 5,446,400 0	645,000 625,000 884,265	$ $ $	0 0 6,239,399	$ $ $	216,295 210,169 100,037	(3)
Sloan D. Gibson Vice Chairman, Chief Financial Officer & Finance and Credit Group Head	2002 2001 2000	$ $ $	455,000 440,000 410,000	$ $ $	632,450 497,200 272,650	$ $ $	51,705 178,154 31,749	$ $ $	0 1,872,200 0	187,500 190,000 254,658	$ $ $	0 0 1,663,906	$ $ $	27,300 174,050 27,442	(3)
E. W. Stephenson, Jr. Senior Executive Vice President & Florida and Mississippi Banking Group Head	2002 2001 2000	$ $ $	412,000 400,000 370,000	$ $ $	564,400 376,000 228,660	$ $ $	68,580 63,485 53,255	$ $ $	0 1,276,500 0	130,500 135,000 140,718	$ $ $	0 0 1,663,906	$ $ $	29,530 28,810 27,010	(3)
W. Charles Mayer, III Senior Executive Vice President & Alabama and South Louisiana Banking Group Head	2002 2001 2000	$ $ $	370,000 355,000 325,000	$ $ $	481,000 323,050 200,850	$ $ $	52,967 47,849 44,334	$ $ $	0 1,276,500 0	130,500 135,000 140,718	$ $ $	0 0 1,663,906	$ $ $	27,400 26,500 24,700	(3)
Beth E. Mooney Senior Executive Vice President & Tennessee and North Louisiana Banking Group Head	2002 2001 2000	$ $ $	365,000 345,000 193,769	$ $ $	459,900 369,150 200,000	$ $ $	35,196 31,604 95,167	$ $ $	0 1,276,500 180,625	130,500 135,000 100,000	$ $ $	0 0 0	$ $ $	21,901 20,700 96,601	(3)

(1)	These amounts include tax gross-ups and perquisites such as club dues, auto allowances, supplemental long term disability insurance and financial planning assistance. In the case of Mr. Ritter and Mr. Stephenson this includes a supplemental disability insurance premium payment of $49,501 and club dues payments of $24,004, respectively.

(2)	The named executive officers were granted shares of restricted stock in 2001 that do not vest until retirement. Full legal ownership of these shares does not vest until retirement, and they will be forfeited if an executive’s employment is terminated prior to retirement by him or her voluntarily or involuntarily by AmSouth, except in the case of a change in control, death or disability. The amounts shown in the table above reflect the market value at date of grant, as required by SEC rules. Dividends are paid on all restricted shares.

The following table provides information about restricted shares unreleased as of December 31, 2002.

Name	Aggregate # of Restricted Shares Held	Value Based on Year End Stock Price of $19.20
Ritter	386,667	$7,424,006
Gibson	110,000	$2,112,000
Stephenson	75,000	$1,440,000
Mayer	75,000	$1,440,000
Mooney	85,000	$1,632,000

None of the restricted stock awards listed in the Summary Compensation Table or in the Footnote Table above had an original vesting schedule of less than three years, although vesting is accelerated upon the conditions previously noted.

(3)	These amounts reflect Company Matching contributions to the AmSouth Thrift Plan and Supplemental Thrift Plan and payouts related to the former Profit Sharing Plan as shown below.

Name	Company Match Thrift	Prior Profit Sharing Plan
Ritter	$58,980	$7,670
Gibson	$27,300	$0
Stephenson	$24,720	$4,810
Mayer	$22,200	$5,200
Mooney	$21,901	$0

In the case of Mr. Ritter, the amount shown in the Summary Compensation Table also includes the Company’s share of the annual premium paid in the amount of $149,645 for the split dollar life insurance under which he is covered.

Stock Options

The following table contains information regarding the grant of stock options to the named executive officers during 2002. The table sets forth the number of stock options granted at fair market value during 2002. As required by applicable SEC regulations, the table further sets forth the potential realizable value of such stock options in the year 2012 (the expiration date of the stock options) at arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the stock options. As the table indicates, the annualized stock price appreciation of 5% and 10% would result in stock prices in the year 2012 of approximately $33.00 and $52.55, respectively. The amounts shown in the table as potential realizable values for all shareholders’ stock (approximately $4.9 billion and $11.8 billion), represent the corresponding increases in the market value of shares of the common stock outstanding as of December 31, 2002. No gain to the named executives is possible without an increase in stock price, which would benefit all shareholders proportionately. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurances that the potential realizable values shown in this table will be achieved.

In 2000, the named executives received a type of performance-based options called truncating stock options. These options carried greater risk than traditional options as the period of time that was available to exercise depended on AmSouth’s performance against long-term goals. The options did not vest until February 11, 2003 and over three-quarters of these grants to the named executive officers had to be exercised by March 2003 instead of expiring in 2010, as normal option grants would.

In addition, the amount of value delivered to Plan participants in the form of stock options has been decreased beginning with the 2002 grants, and new Performance Units have been granted. These Units are performance-based and carry greater risk than stock options. Therefore, in two of the last three years a significant portion of the long-term compensation of senior management is in the form of performance-related grants that have greater risk for executives than traditional grants because they depend on meeting specific performance goals and not just on a general improvement in the stock market. Moreover, the potential dilution of AmSouth shares outstanding as a result of option grants at AmSouth is approximately at the median of its Peer Banks. Dilution is further managed by AmSouth’s practice of issuing repurchased shares to meet its stock-based benefit plan requirements, rather than using newly issued shares.

OPTION GRANTS IN LAST FISCAL YEAR*

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	If stock price at $33.00 in 2012 5%($)	If stock price at $52.55 in 2012 10% ($)
All Shareholders’ Stock Appreciation	NA	NA	NA	NA	$4,877,743,454	$11,786,401,525
C. Dowd Ritter	645,000	7.3%	$20.26	January 28, 2012	$8,217,300	$20,827,050
Sloan D. Gibson	187,500	2.1%	$20.26	January 28, 2012	$2,388,750	$6,054,375
E. W. Stephenson, Jr.	130,500	1.5%	$20.26	January 28, 2012	$1,662,570	$4,213,845
W. Charles Mayer, III	130,500	1.5%	$20.26	January 28, 2012	$1,662,570	$4,213,845
Beth E. Mooney	130,500	1.5%	$20.26	January 28, 2012	$1,662,570	$4,213,845

*	These stock options were granted in February 2002 and once vested remain exercisable until the tenth anniversary of the grant date. One-third vest in each of 2003, 2004 and 2005. However, vesting accelerates upon death, disability, retirement or a change in control of AmSouth. The exercise price is equal to the closing price of AmSouth common stock on the New York Stock Exchange on the date of grant.

Option Exercises and Holdings

The following table provides information concerning the exercise of stock options during 2002 by the named executive officers and the unexercised stock options held by them at December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST

FISCAL YEAR AND FY-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized* ($)	Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable*
C. Dowd Ritter	11,821	$110,241	982,624/1,795,932	$3,391,668/$2,774,381
Sloan D. Gibson	22,712	$236,089	399,969/ 442,158	$ 952,153/$ 798,989
E. W. Stephenson, Jr.	8,356	$ 60,414	255,076/ 271,218	$ 439,449/$ 441,503
W. Charles Mayer, III	0	$ 0	283,201/ 271,218	$ 709,222/$ 441,503
Beth E. Mooney	0	$ 0	135,000/ 230,500	$ 294,300/$ 113,750

*	Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price.

LONG TERM INCENTIVE PLANS—NON-STOCK AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units, or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold ($)	Target ($)	Maximum ($)
C. Dowd Ritter	—	2002-2004	$546,000	$1,092,000	$2,730,000
Sloan D. Gibson	—	2002-2004	$157,500	$315,000	$787,500
E. W. Stephenson, Jr.	—	2002-2004	$109,500	$219,000	$547,500
W. Charles Mayer, III	—	2002-2004	$109,500	$219,000	$547,500
Beth E. Mooney	—	2002-2004	$109,500	$219,000	$547,500

These grants of performance units were made pursuant to amendments to the Long Term Incentive Compensation Plan approved by the shareholders in 2002. The amount of the eventual payments will depend on the achievement of earnings per share and return on equity goals over a three year period including fiscal years 2002, 2003 and 2004. The amount of options granted to senior executive officers in 2002 was reduced to reflect the grant of these performance units.

Retirement Plan

The following table shows the estimated annual benefits payable at normal retirement age (age 65) under AmSouth’s qualified defined benefit Retirement Plan, as well as under a nonqualified Supplemental Retirement Plan. This supplemental plan provides benefits that would otherwise be denied participants under the qualified Retirement Plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to strengthen the competitiveness of AmSouth’s overall executive compensation program. Participants vest in the plans after five years of service.

PENSION PLAN TABLE

	Years of Service
Average Annual Covered Compensation	10	15	20	25	30
$ 200,000	$33,043	$49,564	$66,085	$83,161	$100,606
300,000	51,043	76,564	102,085	128,161	154,606
400,000	69,043	103,564	138,085	173,161	208,606
500,000	87,043	130,564	174,085	218,161	262,606
600,000	105,043	157,564	210,085	263,161	316,606
700,000	123,043	184,564	246,085	308,161	370,606
800,000	141,043	211,564	282,085	353,161	424,606
900,000	159,043	238,564	318,085	398,161	478,606
1,000,000	177,043	265,564	354,085	443,161	532,606
1,100,000	195,043	292,564	390,085	488,161	586,606
1,200,000	213,043	319,564	426,085	533,161	640,606
1,300,000	231,043	346,564	462,085	578,161	694,606
1,400,000	249,043	373,564	498,085	623,161	748,606
1,500,000	267,043	400,564	534,085	668,161	802,606
1,600,000	285,043	427,564	570,085	713,161	856,606
1,700,000	303,043	454,564	606,085	758,161	910,606
1,800,000	321,043	481,564	642,085	803,161	964,606
1,900,000	339,043	508,564	678,085	848,161	1,018,606
2,000,000	357,043	535,564	714,085	893,161	1,072,606
2,100,000	375,043	562,564	750,085	938,161	1,126,606
2,200,000	393,043	589,564	786,085	983,161	1,180,606
2,300,000	411,043	616,564	822,085	1,028,161	1,234,606
2,400,000	429,043	643,564	858,085	1,073,161	1,288,606
2,500,000	447,043	670,564	894,085	1,118,161	1,342,606
2.600,000	465,043	697,564	930,085	1,163,161	1,396,606
2,700,000	483,043	724,564	966,085	1,208,161	1,450,606
2,800,000	501,043	751,564	1,002,085	1,253,161	1,504,606
2,900,000	519,043	778,564	1,038,085	1,298,161	1,558,606

Pursuant to Mr. Ritter’s Employment Agreement with AmSouth, he will receive a total retirement benefit ranging from 42 percent to 60 percent of his Final Average Pay (as defined), depending on the age at which he retires. The benefits shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts. The compensation covered by the plans covering the named executive officers is the base salary plus bonus earned for the year by the executive. The amount of the retirement benefit is determined by the length of the retiree’s credited service under the plans and the annual average covered compensation, which is the base salary plus bonus for the retiree for the highest five consecutive calendar years of earnings out of the last ten years worked. The full years of credited service under the plans for the named executive officers are as follows: Ms. Mooney—3 years; Mr. Gibson—10 years; Mr. Mayer—24 years; Mr. Stephenson—27 years; and Mr. Ritter—30 years (which is the maximum credited service under the plans). For purposes of calculating the benefit provided under the plans, credited service in excess of 30 years is disregarded. Benefits shown are computed as a straight life annuity beginning at age 65.

Stock Ownership Guidelines for Officers

Several years ago AmSouth adopted common stock ownership guidelines for the officers who are members of its corporate Management Committee. Ownership targets are expressed as a multiple of salary and are as follows: (i) senior executive vice presidents and above who are not directors: three times salary and (ii) officers who are directors: five times salary. Shares considered owned include individually owned shares, restricted shares of AmSouth stock, shares credited to deferral accounts under AmSouth’s Deferred Compensation Plan and benefit plan investments in AmSouth stock. All of the members of the Management Committee have met their ownership targets.

Compensation of Directors

Fees

Non-employee directors of AmSouth are paid a fee of $6,000 per calendar quarter ($7,250 for Committee Chairmen) during which the director has served. In addition, each such director is paid a fee of $1,500 for each meeting of the Board and $1,000 for each committee meeting in which the director participates. Individual directors may, at their option, elect to defer the receipt of directors’ fees, and the deferred amounts are deemed invested in AmSouth common stock. All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to invest these fees in Deferred Stock of AmSouth.

Director Stock Purchase Program

Under AmSouth’s Director Stock Purchase Program, directors who own less than 5,000 shares of AmSouth stock and are not within three years of scheduled retirement from the Board are required to use at least one quarterly retainer each 15 months to purchase AmSouth stock. This requirement may also be fulfilled by the deferral of fees that are invested in Deferred Stock as described in “Fees” above.

Stock Option Plan for Outside Directors

Each non-employee director of AmSouth is eligible to be granted stock options under the Stock Option Plan for Outside Directors. The Plan provides that options will have an exercise price equal to the fair market value of AmSouth common stock on the date the options are granted. During 2002, each non-employee director (other than Mr. Thomas who joined the Board late in 2002) was granted options to purchase 10,800 shares of AmSouth common stock. The options vest in three equal annual installments beginning in 2003.

Employment Contract and Change-in-Control Agreements

In 1999, AmSouth entered into an employment agreement (the Agreement) with Mr. Ritter. The Agreement had an initial term of five years, but contains automatic renewal provisions such that the remaining term of the

Agreement at any given time will be five years. The Agreement provides that Mr. Ritter will be paid the following compensation: an annual base salary not less than $900,000; the opportunity to earn an annual bonus under AmSouth’s Executive Incentive Plan; a one-time grant of restricted stock and stock options for AmSouth common stock, both of which grants vest in three equal annual installments beginning on the third anniversary of the date of grant; a specified total retirement benefit; AmSouth’s normal employee benefits commensurate with his position; reimbursement of reasonable expenses incurred in accordance with AmSouth’s policies; and supplemental life insurance coverage.

If Mr. Ritter’s employment is terminated by AmSouth for reasons other than for Cause or Disability, or if he terminates his employment for Good Reason (all as defined in the Agreement): (A) he is entitled to be paid a lump sum in cash equal to the sum of: (i) unpaid base salary through date of termination, a prorated annual bonus, any previously deferred compensation and accrued vacation pay (the Accrued Obligations); (ii) three times annual compensation; (iii) a total retirement benefit as calculated under the Agreement (Retirement Benefit); and (iv) accrued benefits under AmSouth’s Supplemental Thrift Plan; (B) all unvested stock awards will vest; and (C) he will be paid any amounts due under other AmSouth employee benefit plans and certain other benefits. If employment is terminated due to death or Disability, (A) he or his estate will be paid the Accrued Obligations and such other benefits as would be paid to senior executives in such cases, and (B) all unvested restricted stock and stock options will vest. If Mr. Ritter’s employment is terminated for Cause or if he terminates it without Good Reason, he will be paid his base salary through date of termination, the Retirement Benefit, and any amounts due under other AmSouth employee benefit plans. AmSouth will also reimburse Mr. Ritter for certain excise taxes that he may be obligated to pay as a result of receiving payments under the Agreement.

AmSouth has also entered into change-in-control agreements with each of the named executive officers other than Mr. Ritter. These agreements are structured such that they have an employment period of two years that begins on the date (the Effective Date) that a change of control (as defined in the agreement) occurs. During the employment period the executive will be paid the following compensation: an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the Effective Date; an annual bonus at least equal to the highest annual bonus paid for the three years prior to the Effective Date; the ability to participate in AmSouth’s normal employee benefit plans at an appropriate level; reimbursement for expenses in accordance with AmSouth policy; and fringe benefits consistent with those previously afforded the executive.

If, during the two-year period following the change in control, the Company terminates the executive’s employment other than for Cause or Disability, or the executive terminates his or her employment for Good Reason (all as defined in the agreement), the executive will be paid a lump sum payment equal to the sum of the following: (A) unpaid base salary through the date of termination, a prorated annual bonus amount, any previously deferred compensation and accrued vacation pay (the Accrued Obligations); (B) three times annual compensation; (C) the actuarial present value of accrued benefits under AmSouth’s Supplemental Retirement Plan; and (D) aggregate benefits accrued under AmSouth’s Supplemental Thrift Plan. The executive will also be reimbursed for certain excise taxes that may be due in connection with payments made under the agreement.

In the event of termination of employment during the employment period due to death or Disability, the executive or the executive’s estate will be paid the Accrued Obligations and such other benefits as would be paid to peer executives in such cases. If the executive’s employment is terminated during the employment period (i) for Cause, the executive will be paid unpaid base salary through termination, deferred compensation and certain other benefits due under company plans, or (ii) because of voluntary termination by the executive without Good Reason, the executive will be paid the Accrued Obligations and other benefits due under Company plans.

Compensation Committee Interlocks and Insider Participation

The following directors currently serve as members of the Executive Compensation Committee of AmSouth’s Board of Directors:

J. Harold Chandler (Chairman)

Rodney C. Gilbert

Elmer B. Harris

Martha R. Ingram

James R. Malone

Claude B. Nielsen

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Executive Compensation Committee Report on Executive Compensation

Introduction

Our report covers the following topics:

•	Role of the Executive Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of Our Executive Compensation Program

•	Compensation of Chief Executive Officer

Role of the Executive Compensation Committee

We set the compensation principles for members of the Management Committee (referred to here as the Executive Officers, and which includes the executive officers listed in the Summary Compensation Table) each year. We also review and establish the individual compensation levels for the Executive Officers. We have considered the advice of independent, outside consultants in determining whether the amounts and types of compensation the Company pays are appropriate. All of the members of the Executive Compensation Committee (the Committee) are independent under applicable rules.

Executive Compensation Guiding Principles

The goal of the compensation program is to attract, motivate and retain the talented individuals the Company needs to be a leader in its highly competitive industry and geographic markets. The following are the guiding principles of our program:

Compensation should be related to performance.

We believe that individual compensation should be tied to individual performance and to how well the Company performs financially, so that when the Company’s performance meets or exceeds its goals, individuals should be paid at the levels set for such goals, and when the Company’s performance does not meet goals, any incentive awards should be at the Committee’s discretion.

Incentive, or “at risk”, compensation should be a greater part of total compensation for more senior positions.

The portion of an individual’s total compensation that varies with individual and Company performance goals should increase as the individual’s business responsibilities increase. For 2002, over 82% of our Chief Executive Officer’s target pay was at risk against short-term and long-term performance goals.

Total compensation should be set at competitive levels.

We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. We compare our compensation against data from two separate groups of bank holding companies, so as to ensure that we are using the most appropriate data for our size, business mix and geographic locations. One such group is a group of regional bank holding companies whose compensation data is assembled by two independent executive compensation firms (the Regional Bank Survey). The second group is a “Peer Bank” group. Because our executive officers are generally drawn from larger financial institutions, we compare our compensation against a Peer Bank group that includes traditional bank holding companies with total assets ranging from $20 billion to $125 billion (the Company currently has approximately $40 billion in assets). We set the targets for our various types of compensation within ranges established by the Peer Bank group data, but use data from the Regional Bank Survey as well for verification. The Company’s competitors for executive talent are not necessarily the same companies that are included in the S&P 500 Banks Index which is used to compare shareholder returns (see “Performance Graph” on page 23). We believe that banks included in the Peer Group are the most appropriate points of comparison for the compensation of our Executive Officers.

Deductibility of compensation should be maximized.

It is a goal to have most of the compensation paid to the five most highly compensated executive officers qualify as performance-based and therefore deductible under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under them will be fully deductible. The Executive Incentive Plan and the Long Term Incentive Compensation Plan have been approved by shareholders to continue to achieve that goal. However, the Committee reserves the right to pay amounts outside of such plans which might not be fully deductible where necessary in the Committee’s judgment to attract, motivate or retain executives.

Components of Our Executive Compensation Program

The three components of our compensation program are:

•	Base Salary

•	Short-Term Incentives

•	Long-Term Incentives

Base Salary

We set base salary range “midpoints” for executive officers at the average salaries for executive officers at the Peer Banks. This information is further verified by examining data from the Regional Bank Survey described above. We adjust base salaries within salary ranges based on each executive’s experience and performance level, and to remain competitive with the market.

Short-Term Incentives

Our Executive Incentive Plan is designed to align executive officer pay with the annual performance of the Company and, for Executive Officers other than Mr. Ritter, the annual performance of his or her respective area of responsibility. When we evaluate Company performance, we look at one or more of the following factors:

Earnings per Share

Return on Average Assets

Return on Average Equity

Credit Quality Measures

Efficiency Ratio

Loan Growth

Deposit Growth

Non-Interest Revenue Growth

For 2002, the two Company performance factors which were used were Earnings per Share and Return on Average Equity. These factors were established prior to the start of the plan year. We believe that attainment of challenging goals set for these two particular performance factors on a sustained basis will lead to superior shareholder returns.

Each participant in the Executive Incentive Plan has a “Base Bonus Opportunity”, which is targeted at the median level of similar opportunities at the Peer Banks. For 2002, Base Bonus Opportunities ranged from 55% to 120% of base pay. The actual percentage payment can range from 0% to 200% of the Base Bonus Opportunity, depending on the Committee’s evaluation of an individual’s performance against his or her goals. The Committee may use its discretion to adjust payments downward from these amounts. Participants are able to defer amounts paid under the Executive Incentive Plan. As noted above, the Committee may pay short-term incentive compensation outside the Plan, which might not be fully deductible, where necessary in the Committee’s judgment to attract, motivate or retain executives.

Long-Term Incentives: Stock Options, Restricted Stock and Performance Unit Grants

We base our target grants under the Long Term Incentive Compensation Plan on our performance compared to the Peer Banks, setting them generally at the 50th percentile for grants made by such other institutions. However, grants to individuals can be adjusted based on individual performance, retention and other special circumstances.

We generally make grants of stock options once a year. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Long Term Incentive Compensation Plan does not permit “repricing” of options issued under that plan. Options generally vest prorata over three years after grant and generally have an exercise period that expires ten years after the date of grant. However, in 2000, the Company granted options whose exercise period will “truncate” early if certain performance criteria are not met. Mainly because of the special charge taken to earnings in the third quarter of 2000, the exercise period for approximately 79% of these options truncated in 2003 for the Executive Officers. Options granted in 2002 had a three-year prorata vesting period.

From time to time shares of restricted stock are granted under the Long Term Incentive Compensation Plan. Restricted stock is used as a retention tool and otherwise as necessary to maintain competitiveness of compensation compared to AmSouth’s peer group.

In 2002, the amount of long-term incentive compensation denominated in stock (such as stock options or restricted stock) was reduced and a cash-based portion was added. The potential cash payments are made at the end of a multi-year performance period based on AmSouth’s performance against peers. The Long Term Incentive Compensation Plan Award granted for 2002 was made up of two-thirds stock options and one-third cash performance units.

Chief Executive Officer Compensation

The components of Mr. Ritter’s compensation were set by his employment agreement with the Company, which was entered into in 1999. The amount of his base salary is determined under such agreement, as is his Base Bonus Opportunity under the Executive Incentive Plan. Mr. Ritter’s Executive Incentive Plan payout and Long Term Incentive Compensation Plan awards were determined according to the criteria described above. Mr. Ritter’s base salary was increased from $983,000 to $995,000 (1.22%) effective January 1, 2003. The Committee determined that this was appropriate based on competitive data and to remain below the $1,000,000 deductibility cap under section 162(m) of the Internal Revenue Code. In addition, the Committee made a supplemental cash award to Mr. Ritter of $353,900 for 2002 not under the Executive Incentive Plan to reflect that the Company exceeded the objective goals set for Mr. Ritter in advance of the year, described above under “Short-Term Incentives,” and to reflect certain subjective factors such as the Company’s attainment of the highest possible community reinvestment rating from its banking regulators. The amounts of these payments and awards are reflected in the Summary Compensation Table and the stock option and long-term incentive grant tables.

Conclusion

The Committee believes that under the Company’s executive compensation program compensation paid to its Executive Officers has been commensurate with the Company’s financial performance and total value received by its shareholders.

J. Harold Chandler (Chairman)

Rodney C. Gilbert

Elmer B. Harris

Martha R. Ingram

James R. Malone

Claude B. Nielsen

Performance Graph

Set forth below is a graph comparing the yearly change in the cumulative total return of AmSouth’s common stock against the cumulative total return of the S&P 500 Index and the S&P 500 Banks Index for the last five years. The S&P Banks Index was added last year because Standard and Poor’s discontinued the S&P Regional Banks Index as of December 31, 2001 and it is not available going forward. Since last year, S&P has substituted the S&P 500 Banks Index for the S&P Banks Index, but has indicated that the current index has a high correlation to the previous index. Therefore, AmSouth believes this is the most appropriate index to use for continuity of comparison purposes. The graph assumes that the value of the investment in AmSouth common stock and in each index was $100.00 and that all dividends were reinvested.

The information provided under the headings “Audit Committee Report”, “Executive Compensation Committee Report on Executive Compensation” and “Performance Graph” above shall not be deemed to be soliciting material or to be filed with the SEC, or subject to Regulation 14A or 14C, other than as provided in applicable statutes and rules, or to liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSAL

(Proposal 2 on Proxy Card)

Elton W. Shepherd, 720 Buff Drive N.E., Atlanta, Georgia 30342, who, as of November 7, 2002, the date of his proposal, was the holder of 258 shares of AmSouth common stock, has informed AmSouth that he intends to present the following proposal and supporting statement at the 2003 Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by AmSouth, are set forth below.

John Gilbert’s Legacy

This proposal is dedicated to John Gilbert, who was responsible for SEC rules regarding shareowner proposals, an effort he described as “the Magna Carta” of shareowner rights.

Please Vote

Shareowner proposals must receive 3% of the vote for reconsideration. Last year, my proposal received 24,716,223 votes or 12%. Thanks.

In Early 2000, A Select Group Of AmSouth Executives Received A Special Payout of $20,000,000

This payout, under the 1997-1999 Performance Incentive Plan (PIP), was on top of $17,000,000 paid in all other compensation to these executives during 1997-1999.

This $37,000,000 total does not include stock options.

The PIP Involved The Clever Use Of Restricted Stock

CEO Ritter purchased 45,000 AmSouth shares using $2,200,000 borrowed from another bank. Concurrently, Ritter received 45,000 free restricted shares, also valued at $2,200,000. After the PIP ended, Ritter received an $8,800,000 payout. And, he still retained 45,000 free restricted shares, worth $869,000 at the close of business on December 31, 1999 (45,000 free restricted shares times $19.31 price per share equals $869,000).

Altogether, Ritter received $8,800,000 in cash plus $869,000 in free restricted stock or about $10,000,000 in total. This represents a 355% return on his $2,200,000 investment in just three years ($10,000,000 divided by $2,200,000 equals a 355% overall return).

Remember, restricted shares are free, pay full dividends and include voting rights.

In Congressional Testimony Last Summer, Fed Chairman Greenspan Described Some Corporate Conduct As “Infectious Greed”

I believe “infectious greed” describes the PIP;

I believe that 2002 marked a fourth consecutive year of unexceptional business performance;

and, I believe that the dimensions of this tragedy are manifest most obviously in the dramatic collapse of our stock price, which peaked at $34 in 1999, but since then has generally traded significantly lower.

Resolved That Shareowners Urge Our Board To . . .

Terminate the free restricted stock program.

Return all restricted shares to AmSouth.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

Background

Mr. Shepherd’s proposal (Proposal) primarily concerns AmSouth’s 1997 Performance Incentive Plan (PIP) and other compensation received by AmSouth directors and officers between 1997 and 2000. The PIP was an executive compensation plan whose objective was to optimize AmSouth’s profitability and growth by linking the compensation of the participants in the PIP with AmSouth’s financial performance. The PIP was approved by the Board in 1996 and overwhelmingly approved by shareholders at AmSouth’s 1997 annual meeting. As of the date of this proxy statement, the PIP has been completed and fully implemented for nearly three years.

Why the Board of Directors Unanimously Recommends that Shareholders Vote Against the Proposal

AmSouth Performance.    Mr. Shepherd asserts that 2002 marked a fourth consecutive year of unexceptional business performance by AmSouth. That is incorrect. Over the last two years, AmSouth has achieved double-digit earnings per share growth, including 16 percent diluted earnings per share growth in 2002. AmSouth has consistently achieved a higher rate of return on equity, reaching 20 percent in 2002. At the same time efficiency has improved to record levels reaching 50 percent in 2002 (i.e., it costs approximately $0.50 to generate one dollar of revenue). That performance has been rewarded by the market as AmSouth’s stock has outperformed the broader markets over the same period.

•	AmSouth outperformed the broad markets again in 2002.

2002 returns
AmSouth	6.0%
S&P 500	-22.1%
S&P 500 Banks	-1.0%

•	AmSouth has outperformed the broader markets over the last two years.

12/31/00 - 12/31/02
AmSouth	37.6%
S&P 500	-31.3%
S&P 500 Banks	-1.0%

Executive Compensation is Commensurate with Performance.    The Board believes that AmSouth’s executive compensation program with its three components of base salary, short-term incentive compensation and long-term incentive compensation is appropriate for AmSouth. Contrary to Mr. Shepherd’s assertions, we believe that this program has resulted in compensation that has been commensurate with performance. Moreover, we believe that our program is comparable to those at similarly situated organizations. See the “Executive Compensation Committee Report on Executive Compensation” earlier in this proxy statement. Finally, we believe that our program is necessary in order to attract and retain qualified senior executives.

AmSouth Cannot Legally Implement the Proposal.    As noted above, the PIP is completed and fully implemented; all grants under the PIP were made years ago. Therefore, AmSouth cannot, as Mr. Shepherd requests, “[t]erminate the . . . stock program” or “[r]eturn all . . . shares to AmSouth.”

The Proposal is Too Vague to Implement.    Mr. Shepherd’s Proposal is so vague that it is unclear how AmSouth would implement it if it were approved. There is no AmSouth program called the “restricted stock program” and, accordingly, it is unclear what would be terminated.

The Proposal Characterizes the PIP Inaccurately.    The Proposal is inaccurate in its characterization of payouts made under the PIP. The PIP was a Board and shareholder approved compensation plan for AmSouth executives, the consideration for which was the services these executives provided and would continue to provide to AmSouth during the term of the PIP. Thus, the PIP was neither “clever,” nor “free,” nor an “investment”.

The Proposal Contains Irrelevant Statements.    The Proposal quotes Alan Greenspan, Chairman of the Federal Reserve, but fails to explain why this statement has any relevance to Mr. Shepherd’s Proposal. The inclusion of this irrelevancy suggests that Mr. Shepherd’s mission is to inflame, not to inform.

Mr. Shepherd has Been Unresponsive to AmSouth’s Efforts to Discuss his Concerns.    Although AmSouth disputes Mr. Shepherd’s allegations, AmSouth strives to address matters that concern its shareholders. Since 2001, we have spent countless hours in attempting to address Mr. Shepherd’s concerns. We have sent Mr. Shepherd multiple letters and held several calls with him in an attempt to explain AmSouth’s position regarding the issues that Mr. Shepherd has raised. AmSouth has, on several occasions, even offered to meet with Mr. Shepherd in person (at no cost to Mr. Shepherd), but has been rebuffed by him each time.

Summary

The Board believes that AmSouth’s executive compensation plans properly align the interests of AmSouth’s executives with those of its shareholders by directly tying many elements of an executive’s compensation to AmSouth’s performance. In addition, Mr. Shepherd’s Proposal presents facts out of context, makes assertions that are inaccurate and/or true but irrelevant and makes vague requests of AmSouth’s shareholders that, if implemented, would cause AmSouth to violate the law. For these reasons, your Board of Directors unanimously recommends that you vote against the Proposal.

VOTING PROCEDURES

Under the Delaware General Corporation Law and AmSouth’s Bylaws, the presence in person or by proxy of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter.

Once a quorum of the shareholders is established, the following votes are required to approve each item of business at the meeting:

•	Election of Directors: A plurality of the votes cast at the Annual Meeting (in person or by proxy) is required to approve the election of directors (Proposal 1).

•	Other Items: A majority of the votes cast at the Annual Meeting (in person or by proxy) is required to approve the other item of business (Proposal 2 and any other business).

Abstentions and broker non-votes will not have an effect on the outcome of the election of directors or on approval of the other proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

General

The independent public accounting firm selected by the Board of Directors for the calendar year 2003 is Ernst & Young LLP (E&Y). Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Audit Fees

The aggregate fees of E&Y for professional services rendered for the audit of AmSouth’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in AmSouth’s Quarterly Reports on Form 10-Q for that fiscal year were $928,500.

Financial Information Systems Design and Implementation Fees

For the fiscal year ended December 31, 2002, there were no fees billed by E&Y for professional services rendered for information technology services relating to financial information systems design and implementation.

All Other Fees

The aggregate fees billed by E&Y for services rendered to AmSouth, other than services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2002 were $544,300, of which $293,000 were audit-related fees and $251,300 were tax compliance fees. Audit-related fees primarily consist of fees from the audits of subsidiaries, benefit plans, required compliance letters and consultations on internal control matters.

Pre-Approval Policies and Procedures

The Audit and Community Responsibility Committee’s pre-approval policies and procedures with respect to audit and permitted non-audit services provided by AmSouth’s independent public accountants are contained in the Committee charter attached hereto as Appendix A.

MISCELLANEOUS INFORMATION

Shareholder Proposals

In order to be included in the proxy materials for AmSouth’s 2004 Annual Meeting, shareholder proposals submitted to AmSouth in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at AmSouth’s executive offices on or before November 18, 2003. Pursuant to SEC Rules 14a-4 and 14a-5 (which concern the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation outside of the processes of Rule 14a-8) shareholders are advised that under the advance notice provisions of AmSouth’s Bylaws a shareholder proposal will be considered untimely with respect to the 2004 Annual Meeting if received by AmSouth after February 17, 2004. For more information on the advance notice provisions of AmSouth’s Bylaws see “Nominations for Directors”, below.

Nominations for Directors

AmSouth’s Bylaws require shareholders who wish to submit to the Annual Meeting of Shareholders nominations of persons for election to the Board of Directors to follow certain procedures. The shareholder must give notice in writing of the nomination to the Corporate Secretary of AmSouth, P.O. Box 11007, Birmingham, Alabama 35288, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AmSouth. The shareholder must be a shareholder of record at the time the notice is given. The shareholder’s notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder, as they appear on AmSouth’s books, and of such beneficial owner and (ii) the number and class of shares of AmSouth owned of record and beneficially by such shareholder and such beneficial owner.

Annual Report on Form 10-K

A copy of AmSouth’s Annual Report on Form 10-K for the year ended December 31, 2002 will be furnished without charge to any shareholder who requests such report in writing from Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288.

APPENDIX A

AUDIT AND COMMUNITY RESPONSIBILITY COMMITTEE

CHARTER FOR AUDIT-RELATED MATTERS

Purpose

The Audit and Community Responsibility Committee (herein, the “Audit Committee”) oversees both the audit functions for the Company as well as its community development activities. This charter sets forth the audit oversight functions of the Committee.

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. The Audit Committee shall comply with the rules regarding financial expertise as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Director Affairs Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Chairman may grant preapprovals of audit and permitted non-audit services, provided that decisions of the Chairman to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

(1)	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(2)	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(3)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(4)	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(5)	Discuss with the Company’s external auditors any issues arising from their review prior to the release of earnings. This discussion may be held with the Chairman.

(6)	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(7)	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(8)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(9)	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

(10)	Review and evaluate the lead partner of the independent auditor team.

(11)	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, (d) any material issues on which the national office of the independent auditor was consulted by the Company’s audit team and (e) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

(12)	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

(13)	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

(14)	Review the appointment and replacement of the senior internal auditing executive.

(15) Review	the significant reports to management prepared by the internal auditing department and management’s responses.

(16)	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

(17)	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

(18)	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and other similar policies. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct and other similar policies.

(19)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(20)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(21)	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

AMSOUTH BANCORPORATION
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMSOUTH BANCORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AMBANN — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMSOUTH BANCORPORATION

The Board of Directors unanimously recommends a vote FOR Proposal 1 and AGAINST Proposal 2.

DIRECTORS' PROPOSALS - DIRECTORS RECOMMEND A VOTE "FOR"

Election of Directors

Proposal 1. Nominees:
01) Martha R. Ingram
02) Ronald L. Kuehn, Jr.
03) Charles D. McCrary
04) C. Dowd Ritter

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

SHAREHOLDER PROPOSAL - DIRECTORS RECOMMEND A VOTE "AGAINST"

	For	Against	Abstain
Proposal 2. Approval of Shareholder Proposal	☐	☐	☐

If you have Address Change or Comments, please check the box to the right, and note on the reverse side. ☐

	Yes	No
Please indicate if you plan to attend the Annual Meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

AMSOUTH BANCORPORATION

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

By Order of the Board of Directors

Stephen A. Yoder
Secretary

PROXY CARD

AMSOUTH BANCORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen A. Yoder, T. Kurt Miller and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of AmSouth Bancorporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, April 17, 2003, and at any adjournments thereof. This card also provides voting instructions for shares held in the AmSouth Bancorporation Thrift Plan and/or the AmSouth Bancorporation Dividend Reinvestment and Common Stock Purchase Plan, and held of record by the trustee and agent of such plans. **If no directions are given, the proxies will vote for the election of all nominees and against Proposal 2. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.**

Please sign exactly as name or names appear on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

(continued, and to be signed, on other side)

Address Changes/Comments:

____

____

____

(If you noted Address Changes/Comments above, please mark the corresponding box on the reverse side.)

AMSOUTH BANCORPORATION
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMSOUTH BANCORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AMBANP

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMSOUTH BANCORPORATION

The Board of Directors unanimously recommends a vote FOR Proposal 1 and AGAINST Proposal 2.

DIRECTORS' PROPOSALS - DIRECTORS RECOMMEND A VOTE "FOR"

Election of Directors

Proposal 1. Nominees:
01) Martha R. Ingram
02) Ronald L. Kuehn, Jr.
03) Charles D. McCrary
04) C. Dowd Ritter

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

SHAREHOLDER PROPOSAL - DIRECTORS RECOMMEND A VOTE "AGAINST"

	For	Against	Abstain
Proposal 2. Approval of Shareholder Proposal	▢	▢	▢

If you have Address Change or Comments, please check the box to the right, and note on the reverse side. ▢

HOUSEHOLDING ELECTION

Mark "YES" to enroll this account to receive certain future investor communications in a single package per household. Mark "NO" if you do not want to participate. See enclosed notice.

Yes	No
▢	▢

	Yes	No
Please indicate if you plan to attend the Annual Meeting	▢	▢

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The "householding" rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of AmSouth's annual report, proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began June 1, 2001.

Withholding Consent

If you wish to continue receiving separate annual reports and proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Investor Relations, AmSouth Bancorporation, P.O. Box 11007, Birmingham, Alabama 35288. You may also call us at 205-326-4801 to revoke your consent. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions to remove your account from this service, your account will continue to be "householded" until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

AmSouth encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

March, 2003

PROXY CARD

AMSOUTH BANCORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen A. Yoder, T. Kurt Miller and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of AmSouth Bancorporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, April 17, 2003, and at any adjournments thereof. This card also provides voting instructions for shares held in the AmSouth Bancorporation Thrift Plan and/or the AmSouth Bancorporation Dividend Reinvestment and Common Stock Purchase Plan, and held of record by the trustee and agent of such plans. **If no directions are given, the proxies will vote for the election of all nominees and against Proposal 2. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.**

Please sign exactly as name or names appear on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

(continued, and to be signed, on other side)

Address Changes/Comments:

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(If you noted Address Changes/Comments above, please mark the corresponding box on the reverse side.)